International Press Release

September 11, 2008

Cardtrend Closes Acquisition of Prepaid Business

September 12, 2008 (Seattle) – Cardtrend International Inc. (OTCBB: CDTR) (“Cardtrend”) today announced that it has completed the acquisition of 100% of SMS Biz Sdn. Bhd. (“SMSBiz”), an established provider of prepaid telecommunications services and products in Malaysia.

KK Ng, CEO of Cardtrend said “consummation of this acquisition not only will improve our revenue and profit margin in the current Prepaid Business unit, it has added additional knowhow in the payment related processes in the telecommunication services.”

Based in Kuala Lumpur, Malaysia, SMSBIZ issues prepaid long distance calling and has a current sale volume of over US$100,000 per month and growing.

Pursuant to the Share Exchange Agreement which was signed on January 21, 2008, the Company has issue7 million restricted shares of Cardtrend Common stock to the vendors, of which, 4 million will be released to the vendors in accordance with a performance-based formula over a period of up to 5 years based as determined by pre-tax profits. The performance-based formula will permit the release of 100,000 shares for every $10,000 of pre-tax profit per quarter. Shares not released after 5 years will be re-purchased from the vendors at par value ($0.001 per share).

ABOUT CARDTREND INTERNATIONAL INC.

Cardtrend International Inc. (“Cardtrend”) is a US public company with subsidiaries and related companies focusing on the payments and loyalty industries in China and throughout Asia. In line with its long-term growth strategy, Cardtrend is organized into three synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Cardtrend’s corporate website (www.cardtrend.com).

Contact: Cardtrend International Inc. (866) 877-2729 ir@cardtrend.com